                                                       EXHIBIT
10.2
        [Canadian Hydrocarbons Marketing Inc. Letterhead]


                                                  August 26, 1993




Cascade Natural Gas Corporation
222 Fairview Avenue North
Seattle, Washington  98109
U.S.A.

Attention:  Ms. Melissa Whitten

Dear Madam:

Re:  Long Term Gas Sales Agreement

Over the last few weeks, Canadian Hydrocarbons Marketing Inc. ("CHMI") and Cascade Natural Gas Corporation ("Cascade") have had discussions respecting the long term supply of gas by CHMI to Cascade. The general terms and conditions CHMI proposes for this sale are as follows:

1.   SALE AND PURCHASE

     CHMI ("Seller") will sell and deliver and Cascade ("Buyer") will purchase and receive the quantity of gas which Cascade requests CHMI to deliver in accordance with the provisions hereof.

2.   TERM

     The delivery of gas hereunder will commence on November 1, 1993 and terminate October 31, 1998. Prior to termination, both parties shall use reasonable efforts to seek an extension of this agreement under mutually agreed upon terms and conditions.

3.   REGULATORY AUTHORIZATIONS

     On or before September 1, 1993, CHMI shall apply for a short term, Energy Removal Certificate from the British Columbia Ministry of Energy, Mines and Petroleum Resources ("B.C. Ministry") and a gas export license from the National Energy Board ("NEB"), both for a term extending from November 1, 1993 through to October 31, 1995. Cascade shall apply for a short term import authorization from the United States Department of Energy, Office of Fossil Energy ("DOE") for a term extending from November 1, 1993 through to October 31, 1995. Each party shall bear all of the expenses associated with the authorizations for which they are responsible for; provided however, that each party shall assist the other in whatever manner is appropriate in order to ensure that all such approvals are granted. Both parties agree to seek renewal of these authorizations as required to ensure short term regulatory approval over the term of this agreement.

4.   DAILY CONTRACT QUANTITY

     The maximum daily quantity of gas ("DCQ") which Cascade may request CHMI to deliver shall be that volume of gas which is required to yield 10,000 MMBtu of gas per day at the Point of Delivery.

     Upon the mutual agreement of both parties, the DCQ of this agreement may be increased, effective November 1 of any contract year to that volume of gas which is required to yield 15,000 MMBtu of gas per day at the Point of Delivery. Both parties agree to make such election to increase the DCQ pursuant to the foregoing at a date no later than June 1 of the preceding contract year.

5.   POINT OF DELIVERY

     The Point of Delivery shall be the point of interconnection of Westcoast Energy Inc. ("Westcoast") and Northwest Pipeline Corporation ("Northwest") on the international border near Huntingdon, B.C. and Sumas, Washington. The alternate Point of Delivery shall be the point of interconnection between Westcoast and Cascade located near Huntingdon, British Columbia and Sumas, Washington.

6.   CONTRACT PRICE

     The amount which Cascade shall pay to CHMI for gas delivered by CHMI in each month shall consist of four components:

          (i)       Westcoast Demand Charge
          (ii)      Commodity Charge
          (iii)     Fuel Gas Charge
          (iv)      Reservation Fee Charge.

     The Westcoast Demand Charge will consist of the net Westcoast charges, which are approved by the NEB, from time to time, which are associated with the demand portion of Westcoast's tolls for the firm gathering, processing, liquids recovery and transportation of gas, sourced from wells which are upstream of the Rigel Energy Corporation ("Rigel") Buckinghorse and Westcoast Pine River Processing Plants and transported to the Point of Delivery.

     Such amounts will be based upon two separate gas streams.
     Currently the Westcoast Demand Charges for the gas sourced from the Buckinghorse Plant would consist of the sum of the following components:

          i)   151.0 103m3 x Deemed Shrinkage 7% x Westcoast
               Demand Toll ($/103m3/month) for Firm Raw Gas
               Gathering Service;

          ii) 141.0 103m3 x Westcoast Demand Toll ($/103m3/month) for Firm Treatment Service assuming a deemed 7% acid gas percentage of raw gas;

          iii) 141.0 103m3 x Westcoast Demand Toll ($103m3/month) for Firm Transportation - Northern Long Haul;

     Demand Charges for gas sourced from the Pine River gas plant would consist of the following components:

          i)   165.0 103m3 x Deemed Shrinkage 18% x Westcoast
               Demand Toll ($/103m3/month) for Firm Raw Gas
               Gathering Service;

          ii) 140.0 103m3 x Westcoast Demand Toll ($/103m3/month) for Firm Treatment Service assuming a deemed 15% acid gas percentage of raw gas;

          iii) 140.0 103m3 x Westcoast Demand Toll ($103m3/month) for Firm Transportation - T-North Short Haul;

     The Demand Charge common to both gas streams is as follows:

               280.1 103m3 x Westcoast Demand Toll ($103m3/month) for Firm Transportation - Southern - Export
               Delivery.

     Should the DCQ be increased as set out in Item #4, the Westcoast Demand Charges will be adjusted accordingly.

     The parties recognize that Westcoast's current tolling procedure does not require any charges to be paid to Westcoast in respect of volumes of gas which are supplied to Westcoast as fuel gas for the gathering, processing or transportation of gas on Westcoast's facilities. If Westcoast's tolling procedures change so that Westcoast does levy a charge in respect of the volumes of gas which are supplied as fuel gas for the gathering, processing or transportation of gas then the components of the Westcoast Demand Charge shall be revised to reflect such change in toll methodology.

     The Westcoast Demand Charge is payable by Cascade notwithstanding any failure of Cascade to take gas for any reason including by reason of a claim of an event of Force
     Majeure by Cascade except as mitigated pursuant to the following:

     If Cascade claims Force Majeure then CHMI shall use its reasonable efforts to mitigate for Cascade the portion of the Westcoast Demand Charge which is attributable to the quantities not taken during any month as a result of Cascade's claim of Force Majeure. To the extent that CHMI is successful in mitigating Cascade's losses by utilizing the Westcoast transportation capacity which would otherwise have been unused as a result of Cascade's claim of Force Majeure then CHMI shall allow Cascade a credit. The amount, if any, to be credited to Cascade in any month shall be an amount equal to the sum of the daily usage credits for each day in such month determined in accordance with the following formula:

          Daily Usage Credit = [CONFIDENTIAL INFORMATION OMITTED
                               AND FILED SEPARATELY WITH THE
                               COMMISSION]

          Where A = the volume of gas expressed in 103m3
                    transported by CHMI on Westcoast's Zone 3
                    (Transportation Service Northern) and/or
                    Zone 4 (Transportation Service Southern) to an alternate market on a particular day utilizing CHMI's firm transportation capacity which would otherwise have been used to transport quantities of gas which would have been purchased by Cascade on such day pursuant to the Agreement but were not being purchased because of a claim of Force Majeure by Cascade; and

                B = The Westcoast Demand Charge expressed in
                    $/103m3/month as specified in the Westcoast toll schedules, in its tariff in effect from time to time, which would be applicable to the firm transportation of the volumes of gas which are described above in "A."

     For greater certainty the parties agree that CHMI shall not be requested to give any credits to Cascade in connection with the use of the firm transportation capacity on Westcoast by CHMI in the event that Cascade is not taking gas for any reason which does not directly arise out of a claim of Force Majeure by Cascade.

          The Westcoast Demand Charge will be reduced:

          i) if there is failure to deliver by CHMI which results from a non-Force Majeure event; or

          ii) if there is a failure to deliver by CHMI which results from a Force Majeure event which does not arise in connection with any of Westcoast's facilities.

     In either such event the Westcoast Demand Charge for the month will be reduced by an amount which is determined in accordance with the following formula:

          Amount of Reduction =    [CONFIDENTIAL INFORMATION
          in the Westcoast         OMITTED AND FILED SEPARATELY
          Demand Charge            WITH THE COMMISSION]

          where A = the volumes of gas, expressed in 103m3, which were not delivered for the aforesaid reasons

                B = the number of days in the month.

          where the DCQ is expressed in 103m3 determined utilizing the average heating value of gas, from time to time, utilizing the Buckinghorse or Pine River gas stream where appropriate and the combined average in determining the 103m3 related to Westcoast
          Transportation - Southern - Export Delivery.

     The Westcoast Demand Charge may also be reduced if there is a failure to deliver by CHMI which results from a Force Majeure event arising in connection with any of Westcoast's facilities. In such circumstances the Westcoast Demand Charge payable by Cascade to Seller will be reduced by an amount which is equal to the amount of any refund or demand charges which CHMI or its suppliers receive from Westcoast in connection with the gathering, processing and transportation of gas which is to be redelivered to Cascade, whether this refund is received in the form of a reimbursement or permission from Westcoast allowing CHMI or its suppliers to recognize the credit by paying an amount that is less than the invoiced or contracted amount.

     The Gas Commodity Charge is determined by multiplying the Gas Commodity Price (expressed in $U.S. per MMBtu) in effect from time to time, by the number of MMBtu nominated and delivered by CHMI to Cascade in each month (the "Monthly Sales Volume").

     The Gas Commodity Price shall be calculated as being [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] of the Index Price for "Spot Sales" of gas delivered into the Northwest system at Sumas, Washington as quoted in the first publication of each applicable contract month by the publication Inside F.E.R.C. Natural Gas Market Report plus the Westcoast Motor fuel tax (converted to U.S./MMBtu) related to the movement of the Monthly Sales Volume to the Point of Delivery.

     If the index is not available from the Inside F.E.R.C.
     publication, the Northwest Sumas Index published by Natural
     Gas Week shall be substituted as an alternative.

     The Fuel Gas Charge is determined by multiplying the Fuel Gas Volume by the Gas Commodity Price. The Fuel Gas Volume is the actual volume of fuel gas, expressed in MMBtu, as determined by Westcoast, attributable to the transportation of the Monthly Sales Volume from the outlet of the Rigel Buckinghorse and Westcoast Pine River Processing Plants to the Point of Delivery.

     The Reservation Fee Charge (if any) is determined in accordance with the following formula:

          Reservation = [CONFIDENTIAL INFORMATION OMITTED AND
          FILED
                        SEPARATELY WITH THE COMMISSION]
          Fee Charge

          Where A = number of days in the month

                B = the volume of gas, expressed in MMBtu's,
                    nominated by Cascade during any month where the nominated load factor for that same month is less than [CONFIDENTIAL INFORMATION
                    OMITTED AND FILED SEPARATELY WITH THE
                    COMMISSION].

     In any month where the nominated load factor for that same month is greater than or equal to [CONFIDENTIAL INFORMATION
     OMITTED AND FILED SEPARATELY WITH THE COMMISSION] the
     Reservation Fee Charge shall equal [CONFIDENTIAL INFORMATION
     OMITTED AND FILED SEPARATELY WITH THE COMMISSION].

     The amount of the Reservation Fee Charge shall not be reduced on account of any failure of Cascade to nominate for the delivery on any day whether or not such failure was a result of a claim of an event of Force Majeure by Cascade.

     The Reservation Fee shall be equal to [CONFIDENTIAL
     INFORMATION OMITTED AND FILED SEPARATELY WITH THE
     COMMISSION] of the Gas Commodity Price in effect from time to time.

7.   SELLER'S REPRESENTATIONS

     CHMI warrants that:

     i) its supply of gas will be sufficient to meet the gas and deliverability requirements of Cascade hereunder between November 1, 1993 and October 31, 1998;

     ii) firm service agreements are in place with Westcoast which will allow for raw gas transmission service, treatment service, liquids recovery service, transportation service-Northern long haul and short haul and transportation service-Southern, in respect of the volumes of gas to be sold hereunder until October 31, 1998; and

     iii) it shall, from time to time, apply for any necessary short-term, Energy Removal Certificates from the B.C. Ministry and gas export orders from the NEB which will allow for the removal and export of gas hereunder throughout the term.

8.   BUYER'S REPRESENTATIONS

     Cascade warrants that:

     i) firm service transportation agreements are in place with Northwest which will allow for the transportation of the volumes of gas to be sold hereunder, from the Point of Delivery to Cascade's interconnection with Northwest, until October 31, 1998; and

     ii) it shall, from time to time, apply for any necessary short-term import authorizations from the DOE which will allow for the importation of gas hereunder throughout the period from November 1, 1993 to October 31, 1998.

9.   TITLE TO AND RESPONSIBILITY FOR GAS

     Possession and title to the gas delivered hereunder shall pass from CHMI to Cascade at the Point of Delivery. As between CHMI and Cascade, CHMI shall be deemed to be in exclusive control and possession of the gas sold hereunder and responsible for any loss, damage or injury caused thereby until such gas is delivered at the Point of Delivery, at which time Cascade shall be deemed to be in exclusive control and possession of such gas and thereafter responsible for any loss, damage or injury caused thereby. CHMI warrants that the gas which is to be delivered hereunder shall be sold to Cascade free and clear of all liens, encumbrances and adverse claims whatsoever and that CHMI has the right to sell the gas delivered hereunder.
     CHMI agrees to indemnify Cascade and save it harmless from all suits, claims, actions, debts, accounts, costs, losses, expenses or damages arising from or out of any adverse claims by any third party in the gas delivered hereunder which relate to matters occurring prior to possession and title to such gas passing to Cascade which, without limiting the foregoing, shall include all royalties, rentals, fees and taxes. Cascade agrees to indemnity CHMI and save it harmless against all suits, claims, actions, debts, accounts, costs, losses, expenses or damages arising from or out of any adverse claims by any third party in the gas hereunder which relate to matters occurring after possession and title to such gas passes to Cascade.

10.  SUPPLY FAILURE

     The parties recognize that CHMI may supply gas to Cascade which originates from any source. In the event that CHMI is unable to deliver the volume of gas requested by Cascade on any day, up to the DCQ, as a result of a non-Force Majeure event (a "Supply Failure") then the following actions shall occur:

     i) CHMI shall use reasonable efforts to provide Cascade with prior notice of such Supply Failure;

     ii) CHMI shall employ commercially reasonable efforts to secure supplies of gas from sources other than the CHMI gas purchase contract; and

     iii) CHMI shall suspend all interruptible gas sales to other parties which utilize gas supply dedicated to this agreement.

     iv) in the event and to the extent that CHMI is unsuccessful in securing other supplies of gas then:

          a) Cascade shall be entitled to obtain a volume of gas equal to CHMI's shortfall in deliveries; provided that, Cascade shall use commercially reasonable efforts to obtain replacement gas at the lowest available cost considering all circumstances. CHMI shall indemnity Cascade for the difference, if any, between the price Cascade actually paid for such replacement gas and the current price hereunder; provided however, that CHMI shall only be required to indemnify Cascade:

               A) to a maximum of [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] days on which CHMI fails to deliver the volumes requested by Cascade in connection with any single Supply Failure; and

               B) to a maximum of [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] days, in each contract year, on which CHMI fails to deliver the volumes requested by Cascade in connection with all Supply Failures during such contract year; and

          b) Cascade may, by giving notice to CHMI, within 10 days of the expiry of the [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]-day period commencing on the first day that a Supply Failure occurs, elect to reduce the DCQ, effective as of the date of such notice until the end of the immediately subsequent contract year. Cascade shall not be entitled to reduce the DCQ by an amount which is in excess of the amount determined in accordance with the following formula:

               Maximum Volume =      A
               that DCQ may be     [CONFIDENTIAL INFORMATION
               Reduced by          OMITTED AND FILED SEPARATELY
                                   WITH THE COMMISSION]

               Where A = the volumes of gas, expressed in MMBtu,
                         which were nominated by Cascade during
                         the [CONFIDENTIAL INFORMATION OMITTED
                         AND FILED SEPARATELY WITH THE
                         COMMISSION]-day period but which were
                         not delivered by CHMI for reasons other
                         than as a result of a claim of Force
                         Majeure by CHMI.

11.  EXTENDED SUPPLY FAILURE

     If CHMI fails to deliver to Cascade a quantity of gas which it is obligated to deliver and which was at least equal to [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION], for reasons other than a claim of Force Majeure by CHMI or as a result of suspension of deliveries pursuant to Section 16, [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION], then in addition to any other remedies available to Cascade, Cascade may, within thirty (30) days following the occurrence of either such event, give notice to CHMI of Cascade's election to terminate this Agreement on thirty (30) day's notice and this Agreement shall terminate at the expiry of such notice period.

12.  LIMITATION ON LIABILITY

     Except as specified in paragraph 10, in no event shall CHMI or Cascade be liable to the other party for any indirect, consequential, punitive or special damages incurred, including, without limitation, loss of profits of income, loss of business expectations, business interruptions, loss of a party's contract with any third party or any damage to third parties, except for obligations to Westcoast provided hereunder, arising in any way out of this letter agreement or any breach thereof.

13.  UNUTILIZED CAPACITY

     In the event of a Supply Failure, Cascade shall have the first right to utilize CHMI's transportation arrangements in respect to the volumes which CHMI could not supply to Cascade and to the extent that such utilization is permitted by all applicable regulatory authorities and by the providers of transportation. Should Cascade utilize the CHMI transportation arrangements, Cascade shall assume responsibility for all corresponding charges which are associated with the capacity so utilized and payment shall be made to CHMI pursuant to Section 16 of this Agreement.
     In determining the charges associated with any capacity so utilized any demand charges shall be converted to a pure volumetric basis assuming a 100% load factor. Cascade shall also indemnity and save harmless CHMI for any loss or damages suffered by CHMI as a result of the utilization of capacity pursuant to this paragraph 13.

14.  NOMINATIONS

     Cascade shall, on or before the 25th day of each month, provide CHMI with a forecast of its expected nominations for the immediately following month; provided however, that Cascade shall have the right to change its nomination for any day, to any quantity, including up to the DCQ and down to zero, upon two days' advance notice to CHMI. Any gas not nominated by Cascade shall be released to CHMI for resale to others.

15.  WESTCOAST OR NORTHWEST PENALTIES

     Any penalties payable to Westcoast or Northwest for any reason, including but not limited to a failure to purchase gas nominated or a failure to supply gas so nominated, shall be borne by the party causing that penalty to be incurred. If both parties have caused the penalty to be incurred, the penalty shall be allocated based on each party's proportional share of the causation. Nothing in this
     Section 15 waives or compromises either party's right to contest or defend any proposed penalty assessed by Westcoast or Northwest.

16.  BILLINGS AND PAYMENTS

     CHMI will present an invoice to Cascade on or before the 15th day of the month for gas delivered to Cascade during the immediately preceding month. CHMI shall bill the Westcoast Demand Charge and all other charges in U.S. dollars. In ascertaining the appropriate U.S. Dollar amount of the Westcoast Demand Charge for any month, CHMI shall convert all Canadian Dollar charges to U.S. Dollars, based upon the exchange rate in effect on the business day immediately prior to the date the invoice is rendered. Cascade shall pay all accounts in U.S. dollars. The Payment Due Date will be the later of the 25th day of the month or the day which is 10 days following the date that CHMI's invoice is provided to Cascade; provided however, that should either such date not be a business day then payment is due on the business day immediately following such date. Interest on late payments shall accrue at the prime interest rate plus 2% utilizing the prime interest rate of the Canadian Imperial Bank of Commerce, Calgary, Alberta. Payments shall be made by wire transfer. Should any failure of Cascade to pay continue for five days after the Payment Due Date, then CHMI may, upon providing at least ten day's notice to Cascade, suspend the further delivery of gas and if such failure continues for an additional thirty days then CHMI may elect to terminate this letter agreement. If Cascade shall in good faith dispute all or any portion of the amount payable, if Cascade shall pay to CHMI such amounts as Cascade concedes to be correct, and if Cascade shall open an interest bearing escrow account on or before the payment due date and deposit funds into such account equal to the amount which is in dispute, then CHMI shall not be entitled to suspend further delivery of gas hereunder because of such non-payment unless and until Cascade defaults in making payments to CHMI or into the escrow account, as the case may be. When the dispute is resolved either by agreement or the judgment of the Courts, as the case may be, then the funds in the escrow account shall be paid to the party or parties in accordance with the resolution of the dispute. Interest accumulated in the escrow account shall also be paid to the party or parties in the same proportions as the principal amount is to be paid to the party or parties.

17.  FORCE MAJEURE

     If either party is rendered unable, by reason of Force Majeure, to perform any of its obligations hereunder, such failure shall not be deemed a default and the obligations of both parties shall be suspended to the extent necessary during the continuation of any inability so caused by such Force Majeure. The term "Force Majeure" shall mean: acts of God, including lightning, earthquakes, storms, fires, landslides and floods; strikes, lockouts or other industrial disturbances; sabotage, wars, blockades insurrections or riots; breakage of or accidents to machinery, facilities or lines of pipe; freezing of wells, delivery facilities or lines of pipe; the laws, orders, rules, regulations or restraints of any court or governmental authority; the curtailment of firm transportation service on Northwest whether or not Northwest is claiming an event of Force Majeure; the curtailment of firm gathering, processing or transportation service on Westcoast whether or not Westcoast is claiming an event of Force Majeure; the failure of a supplier of gas to CHMI to deliver gas to CHMI which is dedicated to CHMI's performance of this agreement, which failure is excused by any event of the character herein defined as constituting Force Majeure; or any other causes, not within the control of the party claiming suspension and, which by the exercise of due diligence, such party is unable to overcome. Neither party shall be entitled to make a claim of Force Majeure if the failure was caused by lack of funds. The effect of a claim of Force Majeure on the payment of the Westcoast Demand Charge and the Reservation Fee Charge is set out in paragraph 6.

18.  CASCADE'S FORCE MAJEURE

     For the purpose of this agreement, Force Majeure shall also apply to any failure on the part of a customer of Cascade to purchase substantial quantities of gas from Cascade as a direct result of an event or occurrence recognized as a Force Majeure in the rules and regulations of Cascade's tariff.

     The maximum quantity of gas for which Cascade may claim an event of Force Majeure hereunder in respect to any such failure shall be limited to [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]. Prior to invoking such Force Majeure, Cascade shall also have suspended purchase of all interruptible gas supplies which could be physically replaced by gas purchased under this agreement.

19.  TERMINATION IF EXTENDED FORCE MAJEURE

     If either party claims an event of Force Majeure which results in the total suspension of gas deliveries [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION], then the party not invoking Force Majeure may, within thirty (30) days following the occurrence of either such event, give notice to the other party of its election to terminate this Agreement on thirty (30) days' notice and this Agreement shall terminate at the expiry of such notice period.

20.  [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH
     THE COMMISSION].

21.  ASSIGNABILITY

     This letter agreement may be assigned by either party to an affiliate whose performance the assignor guarantees or to any company which may succeed by purchase, merger, consolidation of other transfer, to substantially all of the assignor's assets, or to a lender to the party or an affiliate of the party. For the purpose of this letter agreement the term "affiliate" shall mean, in regard to either party, any person directly or indirectly controlling, controlled by or under common control with the party; and the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person, whether through ownership of voting securities by contract or otherwise. Except as previously stated, neither party shall have the right to assign this letter agreement without the prior written consent of the other party which consent shall not be unreasonably withheld.

22.  ASSIGNMENT BY WAY OF SECURITY

     The requirement in Section #21 to obtain prior written consent from the non-assigning party shall not apply to an assignment made by way of security for the assignor's present or future indebtedness or liabilities (whether contingent, direct or indirect and whether financial or otherwise), the issue of the bonds or debentures of a corporation or the performance of the obligations of the assignor as guarantor under a guarantee; provided that, in the event that the security is enforced by sale or foreclosure, Section 21 shall apply.

23.  LAW OF CONTRACT

     This letter agreement shall be governed by the laws of the State of Washington and shall exclude the United Nations Convention on Contracts for the International Sale of Goods. In the event legal action is brought hereunder, venue shall be proper in the County of King, State of Washington.

24.  SPECIFICATIONS, METERING OF VOLUMES, HEATING VALUES AND
     CONVERSIONS

     The specifications for the gas to be delivered hereunder shall be those of Westcoast from time to time. All volumes shall be measured as to volume, quality and heating value by Westcoast in accordance with the provisions set out in its tariff and these measurements shall be final and binding upon the parties and utilized for all purposes of this letter agreement. All conversions from Imperial units of measurement to metric units or vice versa shall be done utilizing the conversions utilized by Westcoast from time to time.

25.  PRICE EXCLUSIVE OF TAXES

     All dollar amounts stated herein and all amounts payable by Cascade hereunder are exclusive of any tax except the Westcoast Motor Fuel Tax, levy or duty which may be imposed by any Federal or Provincial legislation and which is required to be paid or collected by CHMI which, without limiting the generality of the foregoing shall include GST.

26.  TAXES

     CHMI shall pay or cause to be paid all royalties and all business transfer, severance, sales, value added, excise, GST and all other similar taxes, levies, assessments and charges that are validly exigible on the gas delivered hereunder prior to the sale of the gas hereunder at the Point of Delivery specified in Section 5. Cascade shall pay or cause to be paid all such taxes, levies, assessments and charges that are validly exigible on the gas after the sale thereof at the Point of Delivery specified in Section 5. Any tax which is imposed at the Point of Delivery shall be borne by that party which the legislation establishing such tax intended to bear the incidence of such tax.

27.  NONWAIVER

     Except as otherwise provided herein, the failure of either party to exercise any right granted it hereunder shall neither impair nor be construed as a waiver of such party's rights hereunder which are exercisable at any subsequent time or times.

28.  NOTICES

     Each notice, request, demand, statement, report and bill which will be given pursuant hereto, except for nominations as set forth in Section 14, shall be in writing and shall either be mailed by prepaid registered mail delivered or sent by facsimile or telecommunications, as follows:

     a)   to Seller:          Canadian Hydrocarbons Marketing
Inc.
                              Suite 1820, 144-4th Avenue S.W.
                              Calgary, Alberta, Canada T2P 3N4
                              Attn:  President
                              Tel:  (403) 221-8630
                              Fax:  (403) 221-8643

     b)   to Buyer:           Cascade Natural Gas Corporation
                              222 Fairview Avenue North
                              Seattle, Washington 98109
                              U.S.A.
                              Attn:  Vice President, Gas Supply
                              Tel:  (206) 624-3900
                              Fax:  (206) 624-7215

     Notwithstanding the foregoing any payments shall not be so deemed delivered until actually received as specified in
     Section 16.

29.  CONFIDENTIALITY

     Buyer and Seller agree that the terms of this Agreement and any resulting transaction shall be kept strictly confidential, except to the extent required by applicable law, and except to the extent either Party is required to disclose pertinent information concerning this Agreement to suppliers, lenders, underwriters or regulators within the normal course of business and except for the release of a mutually agreeable summary of contract terms. If either Party makes such disclosure, it shall advise the suppliers, lenders, underwriters or regulators that the information disclosed is strictly confidential.

30.  FORMAL AGREEMENT

     The parties agree that a mutually acceptable formal gas sales agreement will be prepared which will be consistent with the terms of this letter agreement and both parties agree to act with reasonable diligence to complete the formal agreement within 30 days hereof. However, until such formal agreement is executed this letter agreement shall be binding on the parties.

31.  ENTIRE AGREEMENT

     The terms of this letter agreement constitute the entire agreement between the parties and supersede all prior or contemporaneous discussions, negotiations, representations or agreements relating to the subject matter hereof.

If this letter accurately confirms the terms of agreement between our respective companies, then please sign below and return both copies of this letter to our office for execution by CHMI. Upon execution by CHMI, CHMI shall provide Cascade with one executed copy of this letter which shall constitute an agreement between our companies.

Yours truly,

CANADIAN HYDROCARBONS MARKETING, INC.


/s/ J.A. Thompson
J. A. Thompson
Director, Marketing & Supply

JAT/sk

ACCEPTED AND  AGREED

this 3rd day of September, 1993

CASCADE NATURAL GAS CORPORATION



Per:   /s/ O. LeRoy Beaudry
     O. LeRoy Beaudry
     Vice President, Gas Supply and
     Marketing

ACCEPTED AND AGREED

this 14th day of September, 1993

CANADIAN HYDROCARBONS MARKETING INC.


Per:   /s/ D. I. Andrews
     D. I. Andrews
     Vice President, Marketing
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